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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule TO

(Amendment No. 3)
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

3PAR INC.
(Name of Subject Company (Issuer))

Rio Acquisition Corporation
and
Hewlett-Packard Company
(Names of Filing Persons (Offerors))

Common Stock, par value $0.001 per share
(Title of Class of Securities)

88580F 10 9
(CUSIP Number of Class of Securities)

Paul T. Porrini
Vice President, Deputy General Counsel & Assistant Secretary
Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
(650) 857-1501
(Name, Address and Telephone Numbers of Person Authorized
to Receive Notices and Communications on Behalf of Filing Persons)

Copies to:
David K. Ritenour Vice President and Associate General Counsel Hewlett-Packard Company 3000 Hanover Street Palo Alto, California 94304 (650) 857-1501	Christopher E. Austin Benet J. O'Reilly Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$2,385,649,990	$170,097

*
For purposes of calculating the filing fee pursuant to Rule 0-11(d) only, the Transaction Valuation was calculated on the basis of (i) 63,278,384 outstanding shares of 3PAR common stock and 1,123,294 outstanding restricted stock units by $33.00 per share, which is the offer price, plus (ii) $260,394,616, which is the intrinsic value of the outstanding options (i.e., the excess of $33.00 over the per share exercise price).

**
The filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, and Fee Rate Advisory #4 for fiscal year 2010, issued December 17, 2009, by multiplying the transaction value by .00007130.

☒
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $169,976	Filing Party: Hewlett-Packard Company
Form or Registration No.: Schedule TO-T	Date Filed: September 2, 2010
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒
third-party tender offer subject to Rule 14d-1.

☐
issuer tender offer subject to Rule 13e-4.

☐
going-private transaction subject to Rule 13e-3.

☐
amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

        This Amendment No. 3 to the Tender Offer Statement on Schedule TO (this "Amendment No. 3"), filed with the Securities and Exchange Commission (the "SEC") on September 7, 2010, amends the Tender Offer Statement on Schedule TO (as amended and restated, the "Schedule TO") filed with the SEC on August 27, 2010 by Rio Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation ("HP"), and HP. The Schedule TO relates to the offer by Purchaser to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares") of 3PAR Inc., a Delaware corporation ("3PAR"), at a price of $33.00 per Share, net to the seller in cash without interest thereon and subject to reduction for any federal back-up withholding or other taxes. All capitalized terms used in this Amendment No. 3 and not otherwise defined have the respective meanings ascribed to them in the Second Amended and Restated Offer to Purchase (the "Second A&R Offer to Purchase"), dated September 7, 2010 and in the related Second Amended and Restated Letter of Transmittal, as amended or supplemented from time to time, copies of which are attached to the Schedule TO as Exhibits (a)(1)(Q) and (a)(1)(R), respectively.

        The information in the Second A&R Offer to Purchase and related Second Amended and Restated Letter of Transmittal is incorporated into this Amendment No. 3 by reference to all of the applicable items in the Schedule TO, except that such information is hereby amended and supplemented to the extent provided herein.

Item 1.    Summary Term Sheet.

        The information set forth in the section of the Second A&R Offer to Purchase entitled "Summary Term Sheet" is incorporated herein by reference.

Item 2.    Subject Company Information.

        (c) The information set forth in Section 6—"Price Range of Shares; Dividends" of the Second A&R Offer to Purchase is incorporated herein by reference.

Item 4.    Terms of the Transaction.

        The information set forth in the Second A&R Offer to Purchase is incorporated herein by reference.

Item 5.    Past Contacts, Transactions, Negotiations and Agreements.

        The information set forth in the sections of the Second A&R Offer to Purchase entitled "Summary Term Sheet" and "Introduction," and Section 11—"Background of the Offer" of the Second A&R Offer to Purchase is incorporated herein by reference.

Item 6.    Purposes of the Transaction and Plans or Proposals.

        The information set forth in the sections of the Second A&R Offer to Purchase entitled "Summary Term Sheet" and "Introduction," and Sections 6 and 12—"Price Range of Shares; Dividends" and "Purpose of the Offer and Plans for 3PAR; Merger Agreement" of the Second A&R Offer to Purchase is incorporated herein by reference.

Item 7.    Source and Amount of Funds or Other Consideration.

        The information set forth in Section 12—"Source and Amount of Funds" of the Second A&R Offer to Purchase is incorporated herein by reference.

Item 9.    Persons/Assets Retained, Employed, Compensated or Used.

        The information set forth in the in the section of the Second A&R Offer to Purchase entitled "Introduction" and Sections 10 and 16—"Background of the Offer" and "Fees and Expenses" of the Second A&R Offer to Purchase is incorporated herein by reference.

Item 11.    Additional Information.

        (a)(1) The information set forth in Section 10—"Background of Offer" of the Second A&R Offer to Purchase is incorporated herein by reference.

        (a)(2),(3) The information set forth in Sections 11, 13 and 15—"Purpose of the Offer and Plans for 3PAR; Merger Agreement," "Conditions of the Offer" and "Certain Legal Matters" of the Offer to Purchase is incorporated herein by reference.

        (a)(4) The information set forth in Section 12—"Source and Amount of Funds" of the Second A&R Offer to Purchase is incorporated herein by reference.

        (b) The information set forth in the Second A&R Offer to Purchase is incorporated herein by reference.

Item 12.    Exhibits.

(a)(1)(Q)	Second Amended and Restated Offer to Purchase, dated September 7, 2010*
(a)(1)(R)	Second Amended and Restated Form of Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9)*
(a)(1)(S)	Second Amended and Restated Form of Notice of Guaranteed Delivery*
(a)(1)(T)	Second Amended and Restated Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
(a)(1)(U)	Second Amended and Restated Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
(a)(1)(V)	Text of press release issued by HP and 3PAR on September 2, 2010
(d)(17)	Agreement and Plan of Merger, dated September 2, 2010, by and among Purchaser, HP and 3PAR(1)
(d)(18)	Tender and Voting Agreement by and among Purchaser, HP and certain stockholders of 3PAR(2)

*
Included in the mailing to stockholders.

(1)
Incorporated herein by reference to Exhibit 2.1 to the Form 8-K filed by 3PAR on September 3, 2010

(2)
Incorporated herein by reference to Exhibit 2.2 to the Form 8-K filed by 3PAR on September 3, 2010

Item 13.    Information Required by Schedule 13E-3.

        Not applicable.

 SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Hewlett-Packard Company
By:	/s/ PAUL T. PORRINI
	Name:	Paul T. Porrini
	Title:	Vice President, Deputy General Counsel & Assistant Secretary
Rio Acquisition Corporation
By:	/s/ PAUL T. PORRINI
	Name:	Paul T. Porrini
	Title:	President and Secretary

Dated: September 7, 2010

 EXHIBIT INDEX

(a)(1)(A)	Offer to Purchase, dated August 27, 2010(1)
(a)(1)(B)	Form of Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9)(2)
(a)(1)(C)	Form of Notice of Guaranteed Delivery(3)
(a)(1)(D)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees(4)
(a)(1)(E)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees(5)
(a)(1)(F)	Text of press release issued by HP on August 23, 2010(6)
(a)(1)(G)	Text of press release issued by HP on August 26, 2010(7)
(a)(1)(H)	Form of summary advertisement, published August 27, 2010, in The Wall Street Journal(8)
(a)(1)(J)	Amended and Restated Offer to Purchase, dated August 27, 2010(9)
(a)(1)(K)	Amended and Restated Form of Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9)(10)
(a)(1)(L)	Amended and Restated Form of Notice of Guaranteed Delivery(11)
(a)(1)(M)	Amended and Restated Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees(12)
(a)(1)(N)	Amended and Restated Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees(13)
(a)(1)(O)	Text of press release issued by HP on August 27, 2010(14)
(a)(1)(P)	Text of press release issued by HP on September 2, 2010(15)
(a)(1)(Q)	Second Amended and Restated Offer to Purchase, dated September 7, 2010*
(a)(1)(R)	Second Amended and Restated Form of Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9)*
(a)(1)(S)	Second Amended and Restated Form of Notice of Guaranteed Delivery*
(a)(1)(T)	Second Amended and Restated Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
(a)(1)(U)	Second Amended and Restated Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
(a)(1)(V)	Text of press release issued by HP and 3PAR on September 2, 2010
(b)	Not applicable
(c)	Not applicable
(d)(1)	Form of Agreement and Plan of Merger by and among Purchaser, HP and 3PAR(16)
(d)(2)	Form of Tender and Voting Agreement by and among Purchaser, HP and certain stockholders of 3PAR(17)
(d)(3)	Confidentiality Agreement, dated as of August 24, 2010, by and between HP and 3PAR(18)
(d)(4)	Amended and Restated Form of Agreement and Plan of Merger by and among Purchaser, HP and 3PAR(19)

(d)(5)	Form of offer letter from HP to Steve Crimi, dated August 31, 2010(20)
(d)(6)	Form of offer letter from HP to Randy Gast, dated August 31, 2010(21)
(d)(7)	Form of offer letter from HP to Adriel Lares, dated August 31, 2010(22)
(d)(8)	Form of offer letter from HP to Craig Nunes, dated August 31, 2010(23)
(d)(9)	Form of offer letter from HP to Jeff Price, dated August 31, 2010(24)
(d)(10)	Form of offer letter from HP to Jeanette Robinson, dated August 31, 2010(25)
(d)(11)	Form of offer letter from HP to David Scott, dated August 31, 2010(26)
(d)(12)	Form of offer letter from HP to Alastair Short, dated August 31, 2010(27)
(d)(13)	Form of offer letter from HP to Ashok Singhal, dated August 31, 2010(28)
(d)(14)	Form of offer letter from HP to Peter Slocum, dated August 31, 2010(29)
(d)(15)	Form of offer letter from HP to Rusty Walther, dated August 31, 2010(30)
(d)(16)	Form of offer letter from HP to Randall Weigel, dated August 31, 2010(31)
(d)(17)	Agreement and Plan of Merger, dated September 2, 2010, by and among Purchaser, HP and 3PAR(32)
(d)(18)	Tender and Voting Agreement by and among Purchaser, HP and certain stockholders of 3PAR(33)
(e)	Not applicable
(f)	Not applicable
(g)	Not applicable
(h)	Not applicable

*
Included in the mailing to stockholders

(1)
Incorporated herein by reference to the initial Schedule TO-T filed by HP on August 27, 2010

(2)
Incorporated herein by reference to the initial Schedule TO-T filed by HP on August 27, 2010

(3)
Incorporated herein by reference to the initial Schedule TO-T filed by HP on August 27, 2010

(4)
Incorporated herein by reference to the initial Schedule TO-T filed by HP on August 27, 2010

(5)
Incorporated herein by reference to the initial Schedule TO-T filed by HP on August 27, 2010

(6)
Incorporated herein by reference to Exhibit 99.1 to the Form 8-K filed by HP on August 23, 2010

(7)
Incorporated herein by reference to the Schedule TO-C filed by HP on August 23, 2010

(8)
Incorporated herein by reference to the initial Schedule TO-T filed by HP on August 27, 2010

(9)
Incorporated herein by reference to the Amendment No. 1 to Schedule TO-T filed by HP on August 27, 2010

(10)
Incorporated herein by reference to the Amendment No. 1 to Schedule TO-T filed by HP on August 27, 2010

(11)
Incorporated herein by reference to the Amendment No. 1 to Schedule TO-T filed by HP on August 27, 2010

(12)
Incorporated herein by reference to the Amendment No. 1 to Schedule TO-T filed by HP on August 27, 2010

(13)
Incorporated herein by reference to the Amendment No. 1 to Schedule TO-T filed by HP on August 27, 2010

(14)
Incorporated herein by reference to the Amendment No. 1 to Schedule TO-T filed by HP on August 27, 2010

(15)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(16)
Incorporated herein by reference to the initial Schedule TO-T filed by HP on August 27, 2010

(17)
Incorporated herein by reference to the initial Schedule TO-T filed by HP on August 27, 2010

(18)
Incorporated herein by reference to the initial Schedule TO-T filed by HP on August 27, 2010

(19)
Incorporated herein by reference to the Amendment No. 1 to Schedule TO-T filed by HP on August 27, 2010

(20)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(21)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(22)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(23)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(24)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(25)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(26)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(27)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(28)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(29)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(30)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(31)
Incorporated herein by reference to the Amendment No. 2 to Schedule TO-T filed by HP on September 2, 2010

(32)
Incorporated herein by reference to Exhibit 2.1 to the Form 8-K filed by 3PAR on September 3, 2010

(33)
Incorporated herein by reference to Exhibit 2.2 to the Form 8-K filed by 3PAR on September 3, 2010

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  Item 1. Summary Term Sheet.
  Item 2. Subject Company Information.
  Item 4. Terms of the Transaction.
  Item 5. Past Contacts, Transactions, Negotiations and Agreements.
  Item 6. Purposes of the Transaction and Plans or Proposals.
  Item 7. Source and Amount of Funds or Other Consideration.
  Item 9. Persons/Assets Retained, Employed, Compensated or Used.
  Item 11. Additional Information.
  Item 12. Exhibits.
  Item 13. Information Required by Schedule 13E-3.
SIGNATURE
EXHIBIT INDEX